Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-181048) pertaining to Stevia First Corp. 2012 Stock Incentive Plan of our report dated May 20, 2013 with respect to the financial statements of Stevia First Corp. included in this Annual Report (Form 10-K) of Stevia First Corp. for the year ended March 31, 2013.

Weinberg & Company P.A.

Los Angeles, California

May 20, 2013